[Execution Version]
AMENDMENT No. 6 TO EMPLOYMENT AGREEMENT
THIS AMENDMENT No. 6 to EMPLOYMENT AGREEMENT (“Amendment No. 6”), is entered into as of May 8, 2019, by and between Third Point Reinsurance Ltd., a Bermuda company (the “Company”), and Daniel Victor Malloy III (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement, dated as of January 23, 2012, and as subsequently amended (the “Employment Agreement”);

WHEREAS, since August 3, 2017, the Executive has served as the Chief Executive Officer of Third Point Reinsurance Company Ltd. and, in such capacity, has performed such duties, services and responsibilities on behalf of the Company consistent with such position as may be reasonably assigned to the Executive from time to time and, in performing such duties, has reported directly to the Board of Directors of the Company (the “Pre-Effective Date Duties”), and the Company desires to continue to enlist such services and employment of the Executive in such capacity; and

WHEREAS, the Company desires to enlist the services and employment of the Executive on behalf of the Company as its Chief Executive Officer, subject to the approval of Bermuda Immigration authorities, and the Executive is willing to render such services on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Section 1, Employment Term, of the Employment Agreement shall be amended to read in its entirety as follows:
“1. Employment Term. Except for earlier termination as provided for in Section 5 hereof, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and provisions of this Agreement, for the period commencing as of immediately after the close of business on May 10, 2019 and ending on the third anniversary of such date (the “Employment Term”); provided that on the third anniversary of such date, and on each anniversary of such date thereafter, the Employment Term shall be extended for an additional year, unless either the Executive or the Company shall have given notice at least 90 days prior to such anniversary not to extend the Employment Term.”
2.    Section 2, Extent of Employment, sub-section (a), Duties, of the Employment Agreement shall be amended to read in its entirety as follows:
“(a) Duties. During the Employment Term, the Executive will continue to perform the Pre-Effective Date Duties and also, subject to the approval of Bermuda immigration authorities, during some or all of the

Employment Term as determined by the Board, the Executive shall serve as Chief Executive Officer of the Company. In his capacity as Chief Executive Officer of the Company, the Executive shall perform such senior executive duties, services, and responsibilities on behalf of the Company consistent with such position as may be reasonably assigned to the Executive from time to time by the Board. In performing such duties hereunder, the Executive shall report directly to the Board.”
3.    Section 3, Compensation and Benefits, sub-section (b), March Bonus, of the Employment Agreement shall be amended to read in its entirety as follows:
“(b) Signing Bonus and Discretionary Bonus. On the first payroll day following May 10, 2019, the Company shall pay the Executive a one-time signing bonus of $200,000. In addition, the Executive shall be eligible to receive a one-time additional cash bonus based on the Board’s assessment of the Executive’s performance as Chief Executive Officer of the Company at the same time as fiscal year 2019 annual bonuses are determined in respect of the senior executives of the Company generally. The signing bonus and the additional bonus payment will be made net of any withholding taxes required to be withheld from the payments and will not be treated as compensation under any employee benefit plan or compensation arrangement of the Company or any of its affiliates unless expressly required to be so treated. Without limiting the generality of the immediately preceding sentence, the foregoing bonus payments will not have any effect on any of the Executive’s other entitlements to compensation or employee benefits under this Agreement, including without limitation severance pay or termination benefits.”
4.    Section 5, Termination, sub-section (b), Certain Definitions, clause (iii) of the Employment Agreement shall be amended to read in its entirety as follows:
“(iii) “Good Reason” shall mean: (A) the assignment to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties set forth in this Agreement or any requirement that Executive report directly to any person other than the Board; (B) a reduction in the rate of the Executive’s Base Salary (other than pursuant to a generally applicable reduction in salaries of senior executive officers); or (C) a material breach by the Company of this Agreement; provided that the Executive shall have given the Company written notice specifying in reasonable detail the circumstances claimed to constitute Good Reason within 30 days following the occurrence, without the Executive’s consent, of any of the events in clauses (A)-(C), and the Company shall not have cured the circumstances set forth in the Executive’s notice of termination within 20 days of receipt of such notice. Notwithstanding the foregoing, it will be neither Good Reason nor a breach by the Company of this Agreement if the Board removes the Executive as Chief Executive Officer of the Company provided that following such removal, the Executive shall continue to serve in the role of Chief Executive Officer of Third Point Reinsurance Company Ltd. and perform the Pre-Effective Date Duties hereunder.”
5.    The parties hereto agree that except as specifically set forth in this Amendment No. 6, each and every provision of the Employment Agreement shall remain in full force and effect as set forth therein.
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[Signature Page to Amendment No. 6 to Employment Agreement]

IN WITNESS WHEREOF, the Company has caused this Amendment No. 6 to be executed and the Executive has hereunto set his hand in each case effective as of the day and year first above written.
THIRD POINT REINSURANCE LTD.
By: /s/ Joshua L. Targoff
Name: Joshua L. Targoff
Title: Chairman

EXECUTIVE
/s/ Daniel Victor Malloy III
Daniel Victor Malloy III

[Signature Page to Amendment No. 6 to Employment Agreement]